Exhibit 5.1

December 1, 2014

Industrial Services of America, Inc.

7100 Grade Lane

P.O. Box 32428

Louisville, Kentucky 40232

Re:               Industrial Services of America, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Industrial Services of America, Inc., a Florida corporation (the “Company”), in connection with the registration statement on Form S-3 of the Company (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,714,286 shares (the “Offered Shares”) of the Company’s common stock, $0.0033 par value per share (the “Common Stock”), to be sold from time to time by the selling shareholder named in the Registration Statement (the “Selling Shareholder”) in the manner set forth in the Registration Statement. The Offered Shares consist of: (i) 857,143 issued and outstanding shares of Common Stock (the “Issued Shares”), and (ii)  857,143 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of issued and outstanding common stock purchase warrants of the Company (the “Warrants”). The Warrants were previously issued pursuant to the Securities Purchase Agreement between the Company and the Selling Shareholder dated June 13, 2014 (the “Securities Purchase Agreement”).

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement.

In rendering this opinion, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, instruments, certificates or comparable documents of public officials and of officers and representatives of the Company, and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including without limitation, the following: (a) the Articles of Incorporation of the Company, as amended (the “Articles”), (b) the bylaws of the Company, as amended, (c) certain resolutions adopted by the board of directors of the Company, (d) the general form of the Warrants, (e) the Securities Purchase Agreement, (f) the Registration Statement, and (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion.

The opinions set forth below are subject to the following assumptions and qualifications, which are in addition to any other qualifications contained in this letter:

A. We have assumed without independent verification the genuineness of all signatures on all documents, the legal capacity of all natural persons executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us as certified, conformed, or photostatic (including telecopies and electronic files).

B. We have assumed without independent verification that all agreements and instruments executed by parties other than the Company are the valid, binding and enforceable obligations of such parties and that the individuals signing on behalf of such parties have been duly authorized to execute and deliver such agreements and instruments.

C. We have assumed without independent verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Company and statements and representations of fact on which we are relying.

D. We express no opinion as to the effect or application of any laws or regulations of any jurisdiction other than the State of Florida and the federal laws of the United States of America.

In rendering this opinion, we have assumed that, upon the issuance of any of the Warrant Shares, the total number of issued and outstanding shares of Common Stock after giving effect to such issuance (including any adjustments to the number of shares of Common Stock made pursuant to any anti-dilution rights provided under the terms of the Warrants) will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Articles.

We also have assumed that there will be no material changes in the documents we have examined and the matters investigated referred herein above.

Based on the foregoing, we are of the opinion that (i) the Issued Shares covered by the Registration Statement are duly authorized, validly issued, fully paid, and nonassessable, and (ii) the Warrant Shares covered by the Registration Statement, when issued and paid for in accordance with the terms and conditions of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption Legal Matters in the related Prospectus. By giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ FROST BROWN TODD LLC